Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2021 Financial Results

LEAWOOD, KANSAS, USA - July 27, 2021 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2021 financial results.

Euronet reports the following consolidated results for the second quarter 2021 compared with the same period of 2020:

•	Revenues of $714.7 million, a 35% increase from $527.8 million (28% increase on a constant currency[1] basis).
•	Operating income of $30.1 million, compared with an operating loss of $101.3 million.
•	Adjusted operating income[2] of $30.1 million, an 812% increase from $3.3 million (748% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $74.7 million, a 104% increase from $36.6 million (92% increase on a constant currency basis).
•	Net income attributable to Euronet of $8.6 million or $0.16 diluted earnings per share, compared with net loss of $115.8 million or $2.18 diluted loss per share.
•	Adjusted earnings per share[4] of $0.53, compared with $0.04.
•
Euronet's cash and cash equivalents were $994.5 million and ATM cash was $565.1 million, totaling $1,560 million as of June 30, 2021, and availability under its revolving credit facilities was approximately $950 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am very pleased that the epay and Money Transfer segments each delivered record second quarter earnings, with both segments posting double-digit earnings growth for the fourth consecutive quarter," stated Michael J. Brown, Euronet's Chairman and CEO. "Our industry leading technology, expansive physical networks and continued investment in growing our digital channel presence continue to produce strong growth trends in both segments - including strong double-digit digital transaction growth rates of 74% and 51% year-over-year in Money Transfer and epay, respectively.  I am also happy to see improving transaction trends in EFT as more countries have opened their borders and eased quarantine restrictions."

The stronger than expected second quarter revenue growth rate was largely the result of continued strength in year-over-year growth trends in the Money Transfer segment as the Company's physical and digital networks continue to expand.  In the EFT Segment, we saw immediate improvement in transactions in the early part of the quarter as borders began to reopen and quarantine restrictions were lifted.  However, the pace of these reopening efforts was more irregular than we expected which resulted in fewer higher-value cross-border transactions than we anticipated at the beginning of the quarter resulting in consolidated adjusted EBITDA coming in at the lower end of our expected range.  Year-over-year cross-border transaction growth accelerated in mid-June and continued into the beginning of July as certain countries eased quarantine requirements for vaccinated travelers.

Taking into consideration current trends in the business, the current COVID-19 management mandates, trends in more contagious COVID variants, current vaccination rates and approximately 3,700 more active Euronet-owned ATMs than the prior year for this year's peak travel season, the Company anticipates that its third quarter 2021 adjusted EBITDA will be in the range of approximately $135 million to $145 million.

In the second quarter of 2020, the Company recorded a $104.6 million non-cash goodwill impairment charge stemming from the economic impacts of the COVID-19 pandemic; the Money Transfer and EFT Segments, recorded goodwill impairment charges of $82.7 million and $21.9 million in the second quarter 2020, respectively.  In order to provide more comparable operating results, these impairment charges are excluded from second quarter 2020 adjusted operating income, adjusted EBITDA and adjusted EPS.

Segment and Other Results

The EFT Processing Segment reports the following results for the second quarter 2021 compared with the same period or date in 2020:

•	Revenues of $113.5 million, a 45% increase from $78.5 million (36% increase on a constant currency basis).
•	Operating loss of $25.3 million, a 55% improvement from an operating loss of $56.6 million (60% improvement on a constant currency basis).
•	Adjusted operating loss of $25.3 million, a 27% improvement from an adjusted operating loss of $34.7 million (35% improvement on a constant currency basis).
•	Adjusted EBITDA of ($3.1 million), a 79% improvement from ($14.8 million) (86% improvement on a constant currency basis).
•	Transactions of 988 million, a 46% increase from 679 million.
•	Total of 46,246 installed ATMs as of June 30, 2021, a 7% decrease from 49,719. Operated 43,559 active ATMs as of June 30, 2021, a 5% increase from 41,648.

Revenue, adjusted operating loss, and adjusted EBITDA improvements in the second quarter 2021 were driven by increased transactions resulting from the partial lifting of travel restrictions across Europe, together with a continued benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions from an Asia Pacific customer's bank wallet and e-commerce site.  Adjusted operating loss in the second quarter 2020 excluded intangible asset impairment charges of $21.9 million.

The EFT Segment's total installed ATMs were lower than the prior year due to the removal of nearly 2,400 low-margin outsourcing ATMs in India and approximately 3,150 outsourcing ATMs for which the ATM processing was brought in-house, partially offset by the addition of nearly 2,100 Euronet-owned ATMs. The difference between installed and active ATMs is due to ATMs that have been seasonally closed or deactivated due to COVID-19-related travel restrictions.  Nearly 6,000 ATMs were re-activated compared with the prior year, with approximately 2,700 still closed due to seasonal locations or continued COVID travel restrictions.

The epay Segment reports the following results for the second quarter 2021 compared with the same period or date in 2020:

•	Revenues of $243.9 million, a 30% increase from $187.6 million (21% increase on a constant currency basis).
•	Operating income of $27.2 million, a 51% increase from $18.0 million (42% increase on a constant currency basis).
•	Adjusted EBITDA of $29.3 million, a 49% increase from $19.7 million (40% increase on a constant currency basis).
•	Transactions of 788 million, a 35% increase from 585 million.
•	Point-of-sale ("POS") terminals of approximately 748,000 as of June 30, 2021, a 6% increase from approximately 703,000.
•	Retailer locations of approximately 333,000 as of June 30, 2021, a 3% increase from approximately 324,000.

Second quarter revenue, operating income and adjusted EBITDA growth was driven by continued digital media content growth together with mobile growth in certain markets. Approximately 5% of the second quarter revenue growth was from the benefit of certain customer promotion activity where revenue was recorded on a gross versus net basis.  This promotion activity more significantly impacts revenue, but is generated from a relatively small number of transactions.

Transaction growth was primarily driven by continued strength in digital channel sales, with particularly strong growth from customers in South America and Asia who have a high volume of low value in-app mobile top-up transactions.

The Money Transfer Segment reports the following results for the second quarter 2021 compared with the same period or date in 2020:

•	Revenues of $359.3 million, a 37% increase from $262.8 million (30% increase on a constant currency basis).
•	Operating income of $44.0 million, compared with an operating loss of $55.2 million.
•	Adjusted operating income of $44.0 million, a 60% increase from $27.5 million (49% increase on a constant currency basis).
•	Adjusted EBITDA of $53.2 million, a 48% increase from $36.0 million (37% increase on a constant currency basis).
•	Total transactions of 34.2 million, a 33% increase from 25.8 million.
•	Network locations of approximately 490,000 as of June 30, 2021, a 13% increase from approximately 435,000.

Second quarter revenue, adjusted operating income, adjusted EBITDA and transaction increases were the result of strong 36% growth in U.S. outbound and 44% growth in international-originated money transfers as a result of continued network expansion together with 74% growth in direct-to-consumer digital transactions.  Growth was partially offset by declines in the U.S. domestic business. Adjusted operating income expanded faster than transactions as a result of a shift in the mix from lower-value domestic to higher-value cross border transactions, and leveraging a closely managed operating cost structure.  Adjusted operating income in the second quarter 2020 excluded intangible asset impairment charges of $82.7 million.

Corporate and Other reports $15.8 million of expense for the second quarter 2021 compared with $7.5 million for the second quarter 2020. The increase in corporate expense for the second quarter is largely due to higher long- and short-term compensation expense.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $994.5 million as of June 30, 2021, compared to $1,145.4 million as of March 31, 2021. The decrease in unrestricted cash and cash equivalents is largely from cash used to fill ATMs that were re-activated as COVID-restrictions were lifted, partially offset by cash generated from operations of approximately $23 million in the second quarter of 2021.

Total indebtedness was $1.19 billion as of June 30, 2021, compared to $1.15 billion as of March 31, 2021, with substantially all of the outstanding debt having a maturity date on or after March 2025.  As of June 30, 2021, availability under the Company's revolving credit facilities was approximately $950 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income (loss) is defined as operating income (loss) excluding goodwill impairment charges.  Adjusted operating income (loss) represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net (loss) income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, goodwill impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP (loss) earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) goodwill impairment charges, e) non-cash interest expense, f) non-cash income tax expense (benefit) and g) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 28, 2021, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 46,246 ATMs, approximately 375,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 748,000 POS terminals at approximately 333,000 retailer locations in 60 countries; and a global money transfer network of approximately 490,000 locations serving 160 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2021	December 31,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$994.5	$1,420.3
ATM cash	565.1	411.1
Restricted cash	3.3	3.3
Settlement assets	929.7	1,140.9
Trade accounts receivable, net	138.6	117.5
Prepaid expenses and other current assets	270.5	272.8

Total current assets	2,901.7	3,365.9

Property and equipment, net	362.9	378.4
Right of use lease asset, net	173.6	162.1
Goodwill and acquired intangible assets, net	766.6	787.7
Other assets, net	234.3	232.6

Total assets	$4,439.1	$4,926.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$929.7	$1,140.9
Accounts payable and other current liabilities	632.1	654.9
Current portion of operating lease liabilities	53.7	52.4
Short-term debt obligations	6.0	7.2

Total current liabilities	1,621.5	1,855.4

Debt obligations, net of current portion	1,176.4	1,437.6
Operating lease liabilities, net of current portion	122.0	106.5
Capital lease obligations, net of current portion	3.8	6.2
Deferred income taxes	39.1	37.9
Other long-term liabilities	36.8	37.2

Total liabilities	2,999.6	3,480.8

Equity	1,439.5	1,445.9

Total liabilities and equity	$4,439.1	$4,926.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2021	2020

Revenues	$714.7	$527.8

Operating expenses:
Direct operating costs	470.8	350.0
Salaries and benefits	121.1	90.9
Selling, general and administrative	59.1	53.4
Impairment of goodwill	—	104.6
Depreciation and amortization	33.6	30.2
Total operating expenses	684.6	629.1
Operating income (loss)	30.1	(101.3)

Other income (expense):
Interest income	0.2	0.2
Interest expense	(9.4)	(8.9)
Foreign currency exchange gain	0.1	2.5
Other income	—	0.7
Total other expense, net	(9.1)	(5.5)
Income (Loss) before income taxes	21.0	(106.8)

Income tax expense	(12.4)	(8.9)

Net income (loss)	8.6	(115.7)
Net income attributable to noncontrolling interests	—	(0.1)
Net income (loss) attributable to Euronet Worldwide, Inc.	$8.6	$(115.8)

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.16	$(2.18)

Diluted weighted average shares outstanding	54,008,839	53,080,303

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Operating Income (Loss) to Adjusted Operating Income (Loss) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$8.6

Add: Income tax expense					12.4
Add: Total other expense, net					9.1

Operating (loss) income	$(25.3)	$27.2	$44.0	$(15.8)	$30.1

Add: Depreciation and amortization	22.2	2.1	9.2	0.1	33.6
Add: Share-based compensation	—	—	—	11.0	11.0

(Loss) earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$(3.1)	$29.3	$53.2	$(4.7)	$74.7

	Three months ended June 30, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(115.7)

Add: Income tax expense					8.9
Add: Total other expense, net					5.5

Operating (loss) income	$(56.6)	$18.0	$(55.2)	$(7.5)	$(101.3)

Add: Goodwill impairment charges	21.9	—	82.7	—	104.6

Adjusted operating (loss) income(1)	(34.7)	18.0	27.5	(7.5)	3.3

Add: Depreciation and amortization	19.9	1.7	8.5	0.1	30.2
Add: Share-based compensation	—	—	—	3.1	3.1

(Loss) earnings before interest, taxes, depreciation, amortization, share-based compensation and goodwill impairment charges (Adjusted EBITDA) (1)	$(14.8)	$19.7	$36.0	$(4.3)	$36.6

(1) Adjusted operating (loss) income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings (Loss) per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2021	2020

Net income (loss) attributable to Euronet Worldwide, Inc.	$8.6	$(115.8)

Foreign currency exchange gain	(0.1)	(2.5)
Intangible asset amortization(1)	5.8	5.5
Share-based compensation(2)	11.0	3.1
Impairment of goodwill	—	104.6
Non-cash interest accretion(3)	4.0	3.8
Income tax effect of above adjustments(4)	(1.3)	2.8
Non-cash GAAP tax expense(5)	1.1	0.6

Adjusted earnings(6)	$29.1	$2.1

Adjusted earnings per share - diluted(6)	$0.53	$0.04

Diluted weighted average shares outstanding (GAAP)	54,008,839	53,080,303

Effect of unrecognized share-based compensation on diluted shares outstanding	419,919	151,479
Adjusted diluted weighted average shares outstanding	54,428,758	53,231,782

(1) Intangible asset amortization of $5.8 million and $5.5 million are included in depreciation and amortization expense of $33.6 million and $30.2 million for the three months ended June 30, 2021 and June 30, 2020, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $11.0 million and $3.1 million are included in salaries and benefits expense of $121.1 million and $90.9 million for the three months ended June 30, 2021 and June 30, 2020, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.0 million and $3.8 million are included in interest expense of $9.4 million and $8.9 million for the three months ended June 30, 2021 and June 30, 2020, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP.